EX 4.1


                              SYRATECH CORPORATION

                             STOCKHOLDERS' AGREEMENT

                           Dated as of April 16, 1997








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                              SYRATECH CORPORATION

                             STOCKHOLDERS' AGREEMENT

                                TABLE OF CONTENTS

                                                                       Page


ARTICLE I                  Definitions....................................1

ARTICLE II                 Covenants and Conditions.......................5
         2.1      Restrictions on Transfers; Right of First Refusal.......5
         2.2      Call by the Company.....................................8
         2.3      Come Along.............................................10
         2.4      Take Along.............................................12
         2.5      Preemptive Rights......................................12
         2.6      Synthetic Sales........................................14
         2.7      Corporate Governance...................................14
         2.8      Redemption of Preferred Stock..........................15

ARTICLE III                Miscellaneous.................................16
         3.1      Access to Records......................................16
         3.2      Remedies...............................................16
         3.3      Entire Agreement; Amendment; Waiver....................16
         3.4      Severability...........................................17
         3.5      Notices................................................17
         3.6      Binding Effect; Assignment.............................18
         3.7      Governing Law..........................................18
         3.8      Termination............................................18
         3.9      Recapitalizations, Exchanges, Etc......................19
         3.10     Action Necessary to Effectuate the Agreement...........19
         3.11     Purchase for Investment; Legend on Certificate.........19
         3.12     Effectiveness of Transfers.............................19
         3.13     Additional Stockholders................................20
         3.14     No Waiver..............................................20
         3.15     Counterpart............................................20
         3.16     Headings...............................................20
         3.17     Number; Gender.........................................20
         3.18     Consent to Jurisdiction................................20
         3.19     WAIVER OF RIGHT TO JURY TRIAL..........................21


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                             STOCKHOLDERS' AGREEMENT

                  This Stockholders' Agreement (this "Agreement") is entered into as of the 16th day of April, 1997, by and among Syratech Corporation, a Delaware corporation (the "Company"), those persons listed as Lee Group Stockholders on the signature pages hereof (collectively, the "Lee Group Stockholders"), and those persons listed as the Management Stockholders on the signature pages hereof (the "Management Stockholders"). The Lee Group Stockholders and the Management Stockholders are sometimes collectively referred to herein as the "Stockholders."

                  WHEREAS, upon consummation of the transactions contemplated by that certain Restated Agreement and Plan of Merger dated as of November 27, 1996, effective as of October 23, 1996, as amended (the "Merger Agreement") by and between the Company and THL Transaction I Corp., the Stockholders will own the number of shares of common stock, $.01 par value per share (the "Common Stock") of the Company set forth opposite their respective names on Exhibit A hereto; and

                  WHEREAS, each of the Stockholders desires to enter into this Agreement for the purpose of regulating certain aspects of the Stockholders' relationships with regard to the Company and certain restrictions on the Common Stock owned by the Stockholders; and

                  NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   Definitions

                  For the purposes of this Agreement, the following terms shall be defined as follows:

                  Affiliate. An "Affiliate" of a specified person, corporation or other entity shall mean a person, corporation or other entity which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the corporation or other entity specified and when used with respect to the Company or any Subsidiary of the Company, shall include any holder of at least 5% of the capital stock, or any officer or director, of the Company.

                  Associate. "Associate," (i) when used to indicate a relationship with any Person shall mean, (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities,
(b) any trust or other estate in which



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such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity and (c) any relative of such Person who has the same home as such Person, is a parent, aunt or uncle, sibling, spouse, in-law, child, niece or nephew or grandchild of such Person, or the spouse of any of them, or (ii) when used to indicate a relationship with the Company, shall also mean a director or officer of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries shall be deemed an Associate of any Stockholder.

                  Board. The "Board" shall mean the Board of Directors of the Company as the same shall be constituted from time to time.

                  Common Stock. "Common Stock" shall mean the Company's common stock, $.01 par value, that the Company may be authorized to issue from time to time, any other securities of the Company into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company and which has ordinary voting power for the election of directors of the Company.

                  Company. The "Company" shall mean Syratech Corporation, a Delaware corporation, and its successors and assigns.

                  Exchange Act. The "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  Merger Agreement. "Merger Agreement" shall have the meaning set forth in the recitals set forth on the first page of this Agreement.

                  Permitted Transfer.  A "Permitted Transfer" shall mean:

                           (a) a Transfer of Shares by any Stockholder who is a
                  natural person to such Stockholder's spouse, children, grandchildren, parents or siblings or a trust for the benefit of any of them;

                           (b) a bona fide pledge of Shares by a Stockholder to
                  a bank, financial institution or other lender reasonably acceptable to the Company;

                           (c) a Transfer of Shares between any Stockholder who
                  is a natural person and such Stockholder's guardian or conservator;



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                           (d) a bona fide gift of Shares by a Stockholder to a
                  charitable institution as defined in Section 501(c) of the Internal Revenue Code of 1986, as amended; provided that if such Transfer, together with all other Transfers by such Stockholder pursuant to this paragraph (d), aggregates 5% or less of the Shares owned by such Stockholder as of the date hereof, such Transfer shall not require the consent of the Company and the transferee thereof shall not be required to execute a counterpart of this Agreement or be bound by the provisions hereof; provided further that if such Transfer, together with all other Transfers by such Stockholder pursuant to this paragraph (d), aggregates in excess of 5% of such Stockholder's Shares as of the date hereof, such Transfer must be reasonably acceptable to the Company (other than with respect to Transfers made by Leonard Florence), after notice thereof, and the transferee thereof shall agree to be bound by the provisions of Section 2.4 hereof;

                           (e) a Transfer of Shares from any Stockholder which
                  is a partnership to its partners, provided such Transfer is reasonably acceptable to the Company;

                           (f) a Transfer of Shares from any Stockholder which
                  is a corporation or partnership to any Affiliate of such Stockholder, provided such Transfer is reasonably acceptable to the Company;

                           (g) a Transfer of Shares by a Lee Group Stockholder
                  to another Lee Group Stockholder or other employee of Thomas
                  H. Lee Company; or

                           (h) within 30 days of the date hereof, a Transfer of
                  Shares and shares of Preferred Stock (valued at not more than $10 million in the aggregate), by one or more Lee Group Stockholders to one or more limited partners of Thomas H. Lee Equity Fund III, L.P. or one or more affiliates of such limited partner.

No Permitted Transfer shall be effective unless and until the transferee of the Shares so transferred, if such transferee is not already a party to this Agreement, executes and delivers to the Company an executed counterpart of this Agreement in accordance with the terms of Section 3.13 hereof. No Permitted Transfer shall conflict with or result in any violation of a judgment, order, decree, statute, law, ordinance, rule or regulation.

                  Permitted Transferee. A "Permitted Transferee" shall mean any person or entity who shall have acquired and who shall hold shares pursuant to a Permitted Transfer described above.


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                  Person. "Person" means an individual, corporation,
partnership, trust, or unincorporated association, or a government or any agency or political subdivision thereof.

                  Preferred Stock. "Preferred Stock" shall mean the Company's preferred stock, $.01 par value per share.

                  Public Offering. A "Public Offering" shall mean the completion of a sale of Common Stock for the account of the Company in which the aggregate gross proceeds to the Company equal at least $75,000,000 pursuant to a registration statement which has been filed and declared effective under the 1933 Act, excluding registration statements on Form S-4, S-8 or similar limited purpose forms and also excluding the registration of any equity security issued to non-Affiliates of the Company as part of a bona fide debt offering of units comprised of such equity security and a debt security of the Company.

                  Rule 144 Transaction. "Rule 144 Transaction" means a transfer of Shares (A) complying with Rule 144 under the Securities Act as such Rule or a successor thereto is in effect on the date of such transfer (but not including a sale other than pursuant to a "brokers transaction" as defined in clauses (i) and (ii) of paragraph (g) of Rule 144 as in effect on the date hereof) and (B) occurring at a time when Shares are registered pursuant to Section 12 of the Exchange Act.

                  Schedule. "Schedule' shall refer to the Schedule of Stockholders attached hereto as Exhibit A.

                  Securities Act. The "Securities Act" shall mean the Securities Act of 1933, as amended.

                  Shares. "Shares" shall mean all (i) shares of Common Stock held by Stockholders from time to time, (ii) shares of Common Stock subsequently held by Permitted Transferees who acquire them in one or more Permitted Transfers, (iii) securities of the Company issued in exchange for, upon reclassification of, or as a distribution in respect of, any of the foregoing.

                  Stockholder. "Stockholder" shall have the meaning set forth in the first paragraph of this Agreement.

                  Subsidiary. "Subsidiary" with respect to any entity (the "parent") shall mean any corporation, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interest, on a consolidated basis, and (ii) owns directly or controls with power to vote, indirectly through one or more Subsidiaries, shares of capital stock or beneficial interest having the power to cast for the election of directors, trustees, managers or other officials having powers


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analogous to that of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

                  Synthetic Sale. "Synthetic Sale" shall mean any hedge, sale or purchase of any derivative security or other action (other than Transfers expressly permitted by the terms hereof) having the effect of reducing a Stockholder's economic interest in Shares or reducing a Stockholder's exposure to a decrease in fair market value of Shares.

                  Third Party. "Third Party" shall mean any person other than the Company.

                  Transfer. "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Shares.

                                   ARTICLE II

                            Covenants and Conditions

                  2.1 Restrictions on Transfers; Right of First Refusal. No Stockholder may Transfer all or any part of the Shares owned by any of them to anyone other than a Permitted Transferee except in accordance with the following procedures:

                           (a) If at any time a Stockholder desires to Transfer
                  Shares to anyone other than a Permitted Transferee (each, an "Offeror"), such Offeror shall give notice of such offer (the "Transfer Notice") to the Company. The Transfer Notice shall state the terms and conditions of such offer, including the name of the prospective purchaser, the proposed purchase price per share of such Shares (the "Offer Price"), payment terms (including a description of any proposed non-cash consideration), the type of disposition and the number of such Shares to be transferred ("Offered Shares"). The Transfer Notice shall further state (i) that the Company may acquire, in accordance with the provisions of this Agreement, any of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein, and (ii) that the Company may not purchase any of such Offered Shares unless the Company purchases all of such Offered Shares.

                           (b) For a period of thirty (30) business days after
                  receipt of the Transfer Notice (the "Option Period"), the Company may, by


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                  notice in writing to the Offeror or Permitted Transferee
                  delivering such Transfer Notice, elect in writing to purchase all, but not less than all, of the Offered Shares at the Offer Price. The closing of the purchase of Offered Shares pursuant to Section 2.1(b) or Section 2.1(c), as the case may be, shall take place at the principal office of the Company on the tenth
                  (10th) day after the expiration of the Option Period. At such Closing the Company shall deliver to the Offeror against delivery of certificates duly endorsed and stock powers representing the Offered Shares being acquired by the Company, the Offer Price, on the same terms as set forth in the Transfer Notice (including any non-cash consideration described therein), payable in respect of the Offered Shares being purchased by the Company. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

                           (c) Notwithstanding anything set forth in this
                  Section 2.1 to the contrary, prior to the termination of the Option Period, the Board of Directors of the Company (the "Board") may, in its sole discretion, elect to assign the Company's right to purchase all, but not less than all, of the Offered Shares pursuant to this Section 2.1 to the Stockholders. If the Board so elects, the Company shall give notice of such assignment to each Stockholder (the "Assignment Notice"), indicating the number of Shares each such Stockholder is entitled to purchase (including the right to over-allotment of Offered Shares, if any), the Offer Price of such Shares, and any other relevant payment terms. Within five
                  (5) days of the Assignment Notice, those Stockholders who intend to purchase the Offered Shares pursuant to this Section 2.1(c) (the "Offered Shares Electing Stockholders") shall notify the Company in writing of such intention, indicating the number of Offered Shares (including over-allotments, if any) they intend to purchase. The right to purchase such Offered Shares shall be allocated to the Stockholders pro rata (based on the number of Shares each Stockholder (together with each such Stockholder's Permitted Transferees) owns in relation to the total number of Shares owned by all of the Stockholders); provided, however, that if any Stockholder does not elect to purchase the number of Offered Shares which such Stockholder (and its Permitted Transferees) may purchase pursuant to this Section 2.1(c), then the Offered Shares Electing Stockholders (and their Permitted Transferees) may elect to purchase the remaining Offered Shares. The right to purchase the remaining Offered Shares shall be allocated to the Offered Shares Electing Stockholders pro rata (based on the number of Shares each Offered Shares Electing Stockholder (together with their Permitted Transferees) owns in relation to the total number of Shares owned by all of the Offered Shares Electing Stockholders).


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                           (d) If the Company or the Stockholders, as the case
                  may be, do not elect to purchase all of the Offered Shares, all, but not less than all, of the Offered Shares may be Transferred, but only in accordance with Sections 2.1(e) and 2.1(f) and the terms of the Transfer Notice, within sixty (60) days after expiration of the Option Period, after which, if the Offered Shares have not been Transferred, all restrictions contained herein shall again be in full force and effect.

                           (e) Five (5) days prior to the closing of the
                  purchase of any Offered Shares pursuant to Section 2.1(d) hereof (the "Closing"), the Offeror shall notify the Company of the disposition of the Offered Shares, including the name of each purchaser and the number of shares bought by each purchaser. The Closing shall take place no later than sixty
                  (60) days after the expiration of the Option Period. At such Closing, each purchaser of Offered Shares shall deliver to the Offeror against delivery of certificates duly endorsed and stock powers representing the Offered Shares being acquired by such purchaser, the Offer Price, on the same terms as set forth in the Transfer Notice (including any non-cash consideration described therein), payable in respect of the Offered Shares being purchased by such purchaser. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

                           (f) Any Transfer of Shares pursuant to this Section
                  2.1 shall remain subject to the Transfer restrictions of this Agreement and each intended transferee pursuant to this Section shall execute and deliver to the Company a counterpart of this Agreement, which shall evidence such transferee's agreement that the Shares intended to be transferred shall continue to be subject to this Agreement and that as to such Shares the transferee shall be bound by the restrictions of this Agreement as a Stockholder hereunder.

                           (g) Any Stockholder who is the subject of an
                  Involuntary Transfer (as defined below) (the "Transferring Stockholder"), shall notify the Company in writing within ten
                  (10) days of such Involuntary Transfer but the failure to give such notice shall not affect the rights of the parties hereunder. Upon the Company's receipt of such notice, the Company shall treat the Involuntary Transfer as an offer under this Section 2.1. The Company shall act upon the deemed offer under this Section within the time periods and following the applicable procedures set forth in this Section 2.1, with the date of the deemed offer being the later of the date of the Company's receipt of written notice setting forth the existence of such an Involuntary Transfer and the date of such Involuntary Transfer, such later date being the date of notification for the purpose of Section 2.1.


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                           (h) The purchase price for the Shares being
                  transferred as a result of an Involuntary Transfer under Sections 2.1(g) shall be fair market value, as fair market value is agreed to by the Company and the transferee in each such Involuntary Transfer, or if no such agreement is reached, as determined by an independent appraiser selected by the Company and reasonably acceptable to the transferee in such Involuntary Transfer. All costs of any appraisal under this
                  Section 2.1(h) shall be paid by the Company.

                           (i) For purposes of this Agreement, the term
                  "Involuntary Transfer" shall mean any involuntary sale, transfer, encumbrance or other disposition by or in which any Stockholder shall be deprived or divested of any right, title or interest in or to any Shares, including without limitation, any levy of execution, transfer in connection with bankruptcy, reorganization, insolvency or similar proceedings or any transfer to a public officer or agency pursuant to any abandoned property or escheat law. A Transfer pursuant to
                  Section 2.2 hereof shall not be deemed to be an Involuntary Transfer.

                           (j) Except as otherwise provided herein, for one year
                  from the date hereof, no Stockholder may sell any Shares in a Rule 144 Transaction.

                           (k) The provisions of this Section 2.1 shall not
                  apply to a Transfer of Shares which is (i) a Permitted Transfer, (ii) pursuant to a Public Offering, (iii) for any Lee Group Stockholder, made after a Public Offering, pursuant to a Rule 144 Transaction, (iv) made by Leonard Florence or
                  (v) for any Management Stockholder other than Leonard Florence, made after the later of (A) a Public Offering and
                  (B) one year from the date hereof, in either case, pursuant to a Rule 144 Transaction.

                  2.2      Call by the Company.

                           (a) If the employment of a Management Stockholder
                  other than Leonard Florence by the Company or any of its Subsidiaries shall terminate for Cause (as such term is defined in such Management Stockholder's employment agreement with the Company or in the case of Faye A. Florence, as defined in the Amended and Restated Employment Agreement between the Company and Leonard Florence) (a "Call Event") prior to the earlier of (i) three (3) years from the date hereof or (ii) the completion of the Company's initial Public Offering, the Company shall have the right to purchase (the "Call Option"), by delivery of a written notice (the "Call Notice") to such terminated Management Stockholder no later than ninety (90) days after the date of

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                  such Call Event, and such Management Stockholder and such
                  Management Stockholder's Permitted Transferees (the "Call Group") shall be required to sell all (but not less than all) of the Shares which are owned by the members of the Call Group on the date of such Call Event (collectively, the "Call Securities") at a price per share equal to the Call Price (as defined in Section 2.2(c) below) applicable to such Shares.

                           (b) Notwithstanding anything set forth in this
                  Section 2.2 to the contrary, prior to the exercise of the Call Option by the Company, the Board may, in its sole discretion, elect to assign the Company's right to exercise the Call Option to purchase all, but not less than all, of the Call Securities to the Stockholders. If the Board so elects, the Company shall give notice of such assignment to each Stockholder (the "Call Assignment Notice"), indicating the number of Call Securities each such Stockholder is entitled to purchase (including the right to over-allotment of Call Securities, if any), the Call Price applicable to such Shares and the date of the closing of such purchase under this
                  Section 2.2. Within five (5) days of the Call Assignment Notice, those Stockholders who intend to purchase Call Securities pursuant to this Section 2.2(b) (the "Call Securities Electing Stockholders"), shall notify the Company in writing of such intention, indicating the number of Call Securities (including over-allotments, if any) they intend to purchase. The right to purchase such Call Securities shall be allocated to the Stockholders pro rata (based on the number of Shares each Stockholder (together with each such Stockholder's Permitted Transferees) owns in relation to the total number of Shares owned by all of the Stockholders); provided, however, that if any Stockholder does not elect to purchase the number of Call Securities which such Stockholder (and its Permitted Transferees) may purchase pursuant to this Section 2.2(b), then the Call Securities Electing Stockholders (and their Permitted Transferees) may elect to purchase the remaining Call Securities. The right to purchase the remaining Call Securities shall be allocated to the Call Securities Electing Stockholders pro rata (based on the number of Shares each Call Securities Electing Stockholder (together with their Permitted Transferees) owns in relation to the total number of Shares owned by all of the Call Securities Electing Stockholders).

                           (c) For purposes of this Section 2.2, the term "Call
                  Price" shall mean the fair market value (as reasonably determined by the Board in good faith) of the Shares; provided, however, that for purposes of this section (c), for a period of twelve (12) months from the date hereof, the term "fair market value" shall mean (A) for Shares


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                  held as of the date hereof, $32 per Share and (B) for Shares acquired after the date hereof, the purchase price thereof.

                           (d) The closing of any purchase of Call Securities by
                  the Company pursuant to Sections 2.2(a) or 2.2(b) shall take place at the principal office of the Company on the tenth
                  (10th) business day after the date of the Call Notice. At such closing, the Company, the Stockholders or the Designated Employee, as the case may be, shall deliver to the Call Group, against delivery of certificates duly endorsed and stock powers representing the Call Securities, a certified check or checks payable to the Management Stockholder and/or the Permitted Transferees, as the case may be, in an amount equal to the aggregate Call Price payable in respect of such Call Securities. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

                           (e) Notwithstanding anything set forth in this
                  Section 2.2 to the contrary, prior to the exercise by the Company of its Call Option to purchase Call Securities pursuant to this Section 2.2, one or more new or existing employees of the Company or any Subsidiary may, in the sole discretion of the Board, be designated by the Board (individually a "Designated Employee" and collectively, "Designated Employees") who shall have the right, but not the obligation, to exercise the Call Option and to acquire, in lieu of the Company, some or all (as determined by the Company) of the Call Securities that the Company is entitled to purchase from the Call Group hereunder, for cash and on the same terms and conditions as set forth in Section 2.2(d) which apply to the repurchase of Call Securities by the Company. Concurrently with any such purchase of Call Securities by any such Designated Employee, such Designated Employee who is not already a Management Stockholder shall execute a counterpart of this Agreement whereupon such Designated Employee shall be deemed a "Management Stockholder" and shall have the same rights and be bound by the same obligations as a Management Stockholder hereunder.

                           (f) If neither the Company nor any Designated
                  Employee elect to exercise the Call Option and deliver a Call Notice within 90 days of a Call Event, then the Call Option provided in this Section 2.2 shall terminate but the Management Stockholder or his Permitted Transferees shall continue to hold such Call Securities pursuant to all of the other provisions of this Agreement.

                  2.3 Come Along. Except as provided in Section 2.3(c) hereof, no Stockholder shall Transfer more than 2.5% of the outstanding Common Stock of the Company to a Third Party who is not a Permitted Transferee without complying with


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the terms and conditions set forth in Section 2.3(a) and 2.3(b) below; provided, however, that this Section 2.3 shall not in any way limit or affect the restrictions of Section 2.1.

                           (a) Any Stockholder, when desiring to Transfer Shares
                  (the "Transferor"), shall give not less than seven (7) days prior written notice of such intended Transfer to each other Stockholder and to the Company. Such notice (the "Participation Notice") shall set forth the terms and conditions of such proposed Transfer, including the name of the prospective transferee, the number of Shares proposed to be transferred (the "Participation Securities") by the Transferor, the purchase price per share proposed to be paid therefor and the payment terms and type of transfer to be effectuated. Within five (5) days following the delivery of the Participation Notice by the Transferor to each other Stockholder and to the Company, each Stockholder desiring to participate in such proposed Transfer (each, a "Participating Offeree") shall, by notice in writing to the Transferor and to the Company, have the opportunity and right to sell to the purchasers in such proposed Transfer (upon the same terms and conditions as the Transferor) up to that number of Shares owned by such Participating Offeree as shall equal the product of (i) a fraction, the numerator of which is the number of Shares owned by such Participating Offeree as of the date of such proposed Transfer and the denominator of which is the number of Shares actually owned as of the date of such Participation Notice by the Transferor and by all Participating Offerees multiplied by (ii) the number of Participation Securities. The amount of Participation Securities to be sold by the Transferor shall be reduced to the extent necessary to provide for such sales of Shares by Participating Offerees.

                           (b) At the closing of any proposed Transfer in
                  respect of which a Participation Notice has been delivered, the Transferor, together with all Participating Offerees, shall deliver to the proposed transferee certificates evidencing the Shares to be sold thereto duly endorsed with stock powers and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Shares as described in the Participation Notice.

                           (c) The provisions of this Section 2.3 shall not
                  apply to (i) any Permitted Transfer, (ii) any Transfer pursuant to a Public Offering or (iii) any Transfer pursuant to Section 2.4.

                  2.4      Take Along.

                           (a) If a Stockholder or a group of Stockholders
                  owning in excess of 50% of the then outstanding shares of Common Stock (collectively, the "Take Along Group"), determine to sell or exchange (in a business combination or otherwise) in one or a series of bona fide arms-length transactions to a Third Party who is not an Affiliate of the Take Along Group, 80% or more of the Shares owned by the Take Along Group, when upon five (5) days written notice by the Take Along Group to each other Stockholder, which notice shall include reasonable details of the proposed sale or exchange including the proposed time and place of closing and the consideration to be received by the Take Along Group (such notice being referred to as the "Sale Request"), each other Stockholder (each, a "Seller") shall be obligated to, and shall sell, transfer, and deliver, or cause to be sold, transferred and delivered, to such Third Party on the same terms as the Take Along Group, that number of Shares owned by such Seller as shall equal the product of (A) a fraction, the numerator of which is the number of Shares proposed to be transferred by the Take Along Group as of the date of such Sale Request and the denominator of which is the aggregate number of Shares actually owned as of date of such Sale Request by the Take Along Group, multiplied by (B) the number of Shares actually owned as of the date of such Sale Request by such Seller. Each Seller shall (i) deliver certificates for all of its Shares at the closing of the proposed Transfer, free and clear of all claims, liens and encumbrances and (ii) if stockholder approval of the transaction is required, vote his or her Shares in favor thereof.

                           (b) The provisions of this Section 2.4 shall not
                  apply to (i) any Transfer pursuant to a Public Offering, or
                  (ii) a Permitted Transfer.

                  2.5      Preemptive Rights.

                           (a) Preemptive Right. The Company hereby grants to
                  each Stockholder so long as it shall own any Shares or, if sooner, until a Public Offering, the right to purchase up to a pro rata portion of New Securities (as defined in paragraph
                  (b) below) which the Company, from time to time, proposes to sell or issue following the date hereof. A Stockholder's pro rata portion, for purposes of this Section 2.5, is the product of (i) a fraction, the numerator of which is the number of outstanding Shares which such Stockholder then owns and the denominator of which is the total number of Shares of Common Stock then actually outstanding on a fully diluted basis after giving effect to the exercise of all options, warrants and the like and the conversion of all securities convertible into or exchangeable for Common Stock, multiplied by (ii) the number of New Securities the Company proposes to sell or issue.

                           (b) Definition of New Securities. "New Securities"
                  shall mean any Common Stock of the Company whether now authorized or not, any rights, options or warrants to purchase Common Stock and any indebtedness or preferred stock of the Company which is convertible into Common Stock (or which is convertible into a security which is, in turn, convertible into Common Stock); provided that the term "New Securities" does not include (i) indebtedness of the Company; (ii) Common Stock issued as a stock dividend to all holders of Common Stock pro rata or upon any subdivision or combination of shares of Common Stock; (iii) the issuance of securities of the Company pursuant to a Public Offering or merger; (iv) any employee stock options approved by the Board of Directors of the Company; (v) Common Stock issued in exchange for the cancellation or retirement of any debt securities of the Company or in connection with any restructuring or other financial workout of the Company; (vi) Common Stock issued to non-Affiliates of the Company as part of a bona fide debt offering of units comprised of such Common Stock and a debt security of the Company; or (vii) the issuance of any Common Stock upon the exercise or conversion of any rights, options or warrants to purchase Common Stock.

                           (c) Notice from the Company. In the event the Company
                  proposes to issue New Securities, the Company shall give each Stockholder who has a preemptive right under this Section 2.5 written notice of such proposal, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. For a period of five (5) days following the delivery of such notice by the Company, the Company shall be deemed to have irrevocably offered to sell to each Stockholder its pro rata share of such New Securities for the price and upon the terms specified in the notice. Each Stockholder may exercise its preemptive rights hereunder by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                           (d) Sale by the Company. In the event any Stockholder
                  who has a preemptive right under this Section 2.5 fails to exercise in full its preemptive right within said five (5) day period, the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the preemptive right was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice given pursuant to
                  Section 2.5(c).

                           (e) Closing. The Closing for any such issuance shall
                  take place as proposed by the Company with respect to the Shares to be issued, at which Closing the Company shall deliver certificates for the shares in the respective names of the purchasing Stockholders against receipt of payment therefor.

                  2.6 Synthetic Sales. Any Synthetic Sales by a Management Stockholder then employed by the Company or any of its Subsidiaries shall require the prior written approval of the Board.

                  2.7 Corporate Governance. Until the completion of a Public Offering by the Company:

                           (a) Election of Directors. The Company's Board of
                  Directors shall consist of nine (9) members, five (5) of whom shall be designated by a majority in interest of the Lee Group Stockholders, and four (4) of whom shall be designated by a majority in interest of the shares held by the Management Stockholders (one (1) of which shall be the Chief Executive Officer of the Company). The initial Board of Directors shall consist of: (i) David V. Harkins, Thomas M. Hagerty, Scott A. Schoen, Kent R. Weldon and Seth W. Lawry (as the designees of the Lee Group Stockholders) and (ii) Leonard Florence, E. Merle Randolph, Alan R. Kanter and Melvin L. Levine (as the designees of the Management Stockholders, with Mr. Florence being the Company's Chief Executive Officer).

                           (b) Removal and Replacement of Director Designees.
                  Any Stockholder Group (as defined below) entitled to designate Directors hereunder shall also be entitled to request that the director designated by that Stockholder Group pursuant to this
                  Section 2.7 be removed or replaced and the other Stockholders hereby agree to take any action, including the voting of their Shares or instructing their Director designee or designees to take action to effectuate such request. Each such Stockholder Group shall be entitled to take any action contemplated by this Section 2.7(b) by the vote or written consent of a majority in interest of the Stockholders comprising such Stockholder Group. For purposes hereof, "Stockholder Group" shall mean any of (i) the Lee Group Stockholders or (ii) the Management Stockholders, in each case, with such group's Permitted Transferees. The Company shall not in any case be deemed to be a member of any Stockholder Group (whether or not the Company repurchases any Shares).

                           (c) Restrictions on Other Agreements. No Stockholder
                  shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Shares nor shall any Stockholder enter into any stockholders agreements or arrangements of any kind with any person with respect to the Shares on terms which conflict with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares inconsistent herewith.

                           (d) Stockholder Action. Each Stockholder agrees that,
                  in its capacity as a stockholder of the Company, such Stockholder will vote, or grant proxies relating to such Shares to vote, all of its Shares of Common Stock in favor of any merger, consolidation, sale or transfer of Shares or any similar transaction pursuant to Section 2.4 hereof if, and to the extent that, approval of the Company's stockholders is required in order to effect such transaction.

                           (e) Related Transactions. Except for agreements dated
                  prior to the date hereof or agreements of even date herewith entered into and delivered in connection with the Recapitalization, or as otherwise approved by a disinterested majority of the Board of Directors, the Company shall not, and shall not permit any Subsidiary to, enter into any transaction, on a basis less favorable than would at the time be obtainable for a comparable transaction in arm's-length dealing with a Third Party who is not an Affiliate of the Company or any Stockholder, with any director, officer, employee or holder of more than 5% of the outstanding shares of Common Stock of the Company, member of the family of any such person, or any Person in which in such person, or members of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof.

                  2.8 Redemption of Preferred Stock. The Lee Group Stockholders agree that, subject to the restrictions in the Company's debt agreements, if in connection with a proposed public offering of equity securities of the Company, a majority of the members of the Company's Board of Directors who have been designated by the Management Stockholders request that the Preferred Stock be redeemed in accordance with its terms, the Lee Group Stockholders will consent to such redemption.

                                   ARTICLE III

                                  Miscellaneous

                  3.1 Access to Records. The Company agrees to afford to each Stockholder and their respective employees, counsel and other authorized representatives, as well as to each director designated by any of them, free and full access, at all reasonable times, to all books, records and properties of the Company and to all officers of the corporation and those other employees of the Company having responsibility for financial or accounting matters generally, for any reasonable purpose whatsoever. Each Investor shall maintain the confidentiality of any confidential and proprietary information of the Company ("Proprietary Information") using the same standard of care as it applies to its own confidential information, except for any Proprietary Information which is publicly available or a matter of public knowledge generally. Nothing herein shall prevent any Stockholder from using Proprietary Information to monitor its investment in the Company or to enforce its rights under this Agreement or from disclosing a summary of Proprietary Information to the partners of such Stockholder as to the performance of the Company.

                  3.2 Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. In the event of a breach of any material provision of this Agreement, the aggrieved party will be entitled to institute and prosecute proceeding in any court of competent jurisdiction to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement. Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith (including, without limitation, restraining the sale or other disposition of such Shares or rescinding any such sale or other disposition). Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

                  3.3 Entire Agreement; Amendment; Waiver. This Agreement, together with the Schedule hereto, sets forth the entire understanding of the parties, and as of the Closing contemplated by the Merger Agreement supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof. The Schedule may be amended to reflect changes in the composition of the Stockholders and changes in stock ownership that may occur from time to time as a result of Permitted Transfers or Transfers permitted under Article II hereof. Amendments to the Schedule reflecting Permitted Transfers or Transfers permitted under Article II hereof shall become effective when a copy of the Agreement as executed by any new transferee, are filed with the Company, except as otherwise provided in
Section 3.13 hereof. Any other amendments to, or the termination of, this Agreement shall require the prior written consent of a majority in interest of each of the Lee Group Stockholders and the Management Stockholders. Notwithstanding the preceding sentence, no consent by a majority in interest of any such Stockholder group which owns less than 5% of the fully diluted Common Stock then outstanding shall be necessary to make such other amendments to this Agreement; provided, however, that no amendment may adversely affect the Lee Group Stockholders, or the Management Stockholders at any time, unless consented to in writing by a majority in interest of such adversely affected group. Notwithstanding any provisions to the contrary contained herein, any party may waive any rights with respect to which such party is entitled to the benefits under this Agreement. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof.

                  3.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

                  3.5 Notices. All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given three business days after mailing by certified mail, when delivered by hand upon confirmation of receipt by telecopy, or one day after sending by overnight delivery service, to the respective addresses of the parties set forth below:

                           (a) For notices and communications to the Management
                  Stockholders, to the respective addresses set forth in the Schedule, with a copy to in each case to:

                               Syratech Corporation
                               175 McClellan Highway
                               East Boston, MA 02128
                               Attention: Faye A. Florence
                               Facsimile: (617) 568-1361

                           (b)(i) or notices and communications to the Company:

                               Syratech Corporation
                               175 McClellan Highway
                               East Boston, MA 02128
                               Attention: President
                               Facsimile: (617) 561-0275
                  with a copy to:

                               Paul, Weiss, Rifkind, Wharton & Garrison
                               1285 Avenue of the Americas
                               New York, NY 10019
                               Attention:  James L. Purcell, Esq.
                               Facsimile:  (212) 373-2145

                  (ii) for notices and communications to the Lee Group Stockholders, to the respective addresses set forth in the Schedule;

                  (iii) in the case of each of (i) and (ii) above, with a copy to:

                               Hutchins, Wheeler & Dittmar
                               101 Federal Street
                               Boston, MA 02110
                               Attention: James Westra, Esq.
                               Facsimile: (617) 951-1295

By notice complying with the foregoing provisions of this Section 3.5, each party shall have the right to change the mailing address for future notices and communications to such party.

                  3.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, however, that the rights under this Agreement may not be assigned except as expressly provided herein, it being understood that the Company's rights hereunder may be assigned by the Company to any corporation which is the surviving entity in a merger, consolidation or like event involving the Company. No such assignment shall relieve an assignor of its obligations hereunder.

                  3.7 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  3.8 Termination. Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Stockholder, Permitted Transferee or any other transferee of Shares, the provisions of
Article II of this Agreement shall terminate as to such Stockholder, Permitted Transferee or other transferee, when, pursuant to and in accordance with this Agreement, such Stockholder, Permitted Transferee or other transferee, as the case may be, no longer owns any Shares; provided, that termination pursuant to this Section 3.8 shall only occur in respect of a Stockholder after all Permitted Transferees in respect thereof also no longer own any Shares. As provided above, the provisions of Sections 2.3 and 2.5 shall not apply to the Shares owned by Stockholders following a Public Offering.

                  3.9 Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

                  3.10 Action Necessary to Effectuate the Agreement. The parties hereto agree to take or cause to be taken all such corporate and other action as may be necessary to effect the intent and purposes of this Agreement.

                  3.11 Purchase for Investment; Legend on Certificate. Each of the parties acknowledges that all of the Shares held by such party are being (or have been) acquired for investment and not with a view to the distribution thereof and that no transfer, hypothecation or assignment of Shares may be made except in compliance with applicable federal and state securities laws. All the certificates of Shares of the Company which are now or hereafter owned by the Stockholders and which are subject to the terms of this Agreement shall have endorsed in writing, stamped or printed, thereon the following legend:

                  THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING RESTRICTIONS ON TRANSFER, OF A STOCKHOLDERS' AGREEMENT DATED AS OF APRIL 16, 1997 AS AMENDED FROM TIME TO TIME. A COPY OF THE STOCKHOLDERS' AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AND WILL BE MAILED TO ANY PROPERLY INTERESTED PERSON WITHOUT CHARGE UPON THE COMPANY'S RECEIPT OF A WRITTEN REQUEST THEREFOR.

                  All shares shall also bear all legends required by federal and state securities laws.

                  3.12 Effectiveness of Transfers. All Shares transferred by a Stockholder (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Rule 144 Transaction) shall, except as otherwise expressly stated herein, be held by the Transferee thereof pursuant to this Agreement. Such Transferee shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of a Stockholder under this Agreement (as though such party had so agreed pursuant to Section 3.13 hereof) automatically and without requiring any further act by such transferee or by any parties to this

Agreement. Without affecting the preceding sentence, if such transferee is not a Stockholder on the date of such transfer, then such transferee, as a condition to such transfer, shall confirm such transferee's obligations hereunder in accordance with Section 3.13 hereof. No Shares shall be transferred on the Company's books and records, and no transfer of Shares shall be otherwise effective, unless any such transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

                  3.13 Additional Stockholders. Subject to the restrictions on transfers of Shares contained herein and except as otherwise set forth in paragraph (d) of the definition of "Permitted Transfer," any person or entity who is not already a Stockholder acquiring Shares (except for transferees acquiring Shares in an offering registered under the Securities Act or in a Rule 144 Transaction), shall, on or before the transfer or issuance to it of Shares, sign a counterpart signature page hereto in form reasonably satisfactory to the Company and shall thereby become a party to this Agreement to be bound hereunder as (i) a Management Stockholder if a Permitted Transferee or an employee of the Company or any of its Subsidiaries or (ii) a Lee Group Stockholder if a Permitted Transferee or an employee or affiliate of Thomas H. Lee Company; provided that a transferee which is a Permitted Transferee under clause (b) of the definition of Permitted Transferee shall not be obligated to so agree until foreclosure on its pledge.

                  3.14 No Waiver. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  3.15 Counterpart. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                  3.16 Headings. All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

                  3.17 Number; Gender. When the context so requires, the singular shall include the plural and the plural shall include the singular and the gender of any pronoun shall include the other genders.

                  3.18 Consent to Jurisdiction. The Company and each of the Stockholders, by its or his execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. The Company and each of the Stockholders hereby consent to service of process in any such proceeding in any manner permitted by Massachusetts law, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 3.4 hereof is reasonably calculated to give actual notice.

                  3.19 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND EACH OF THE STOCKHOLDERS, BY ITS OR HIS EXECUTION HEREOF, WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY AND EACH OF THE STOCKHOLDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND EACH OF THE STOCKHOLDERS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS

OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.



                  [Remainder of Page Intentionally Left Blank]

                              SYRATECH CORPORATION

                             STOCKHOLDERS' AGREEMENT
                           Counterpart Signature Page

                  IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under SEAL as of the date first above written.

                              SYRATECH CORPORATION


                              By: /s/ Faye A. Florence
                                  -------------------------
                              Title:


                              LEE GROUP STOCKHOLDERS:

                              THOMAS H. LEE EQUITY FUND III, L.P.
                              By: THL Equity Advisors III Limited
                                    Partnership, General Partner
                              By: THL Equity Trust III, General Partner

                              By: /s/ Scott A. Schoen
                                  -------------------------
                              Title:

                              THOMAS H. LEE FOREIGN FUND III, L.P.
                              By: THL Equity Advisors III Limited
                                    Partnership, General Partner
                              By: THL Equity Trust III, General Partner

                              By: /s/ Scott A. Schoen
                                  -------------------------
                              Title:

                              THL CO-INVESTORS III-A, LLC


                               By: /s/ Scott A. Schoen
                                  -------------------------
                              Title:

                              THL CO-INVESTORS III-B, LLC


                               By: /s/ Scott A. Schoen
                                  -------------------------
                              Title:

                              MANAGEMENT STOCKHOLDERS:


                              /s/ Leonard Florence
                              ---------------------------------
                              Leonard Florence

                              /s/ E. Merle Randolph
                              ---------------------------------
                              E. Merle Randolph

                              /s/ Alan R. Kanter
                              ---------------------------------
                              Alan R. Kanter

                              /s/ Melvin L. Levine
                              ---------------------------------
                              Melvin L. Levine

                              /s/ Faye A. Florence
                              ---------------------------------
                              Faye A. Florence

                                    EXHIBIT A


                            Schedule of Stockholders



                                                               No. of Shares of
Name and Address of Stockholder            No. of Shares       Preferred Stock
-------------------------------            -------------       ----------------
LEE GROUP STOCKHOLDERS
c/o Thomas H. Lee Company
75 State Street
Boston, MA  02109
Attention:  Scott A. Schoen
Facsimile:  (617) 227-3514
Thomas H. Lee Equity Fund III, L.P.          2,016,567            15,443
Thomas H. Lee Foreign Fund III, L.P.           124,779               956
THL Co-Investors III-A, LLC                    127,412               975
THL Co-Investors III-B, LLC                     81,772               626

MANAGEMENT STOCKHOLDERS
c/o Syratech Corporation
175 McClellan Highway
East Boston, MA  02128
Leonard Florence                               528,472
E. Merle Randolph                               30,875
Alan R. Kanter                                  48,232
Melvin L. Levine                                41,132
Fay A. Florence                                  3,527